Exhibit 99.1

Corebridge Financial Announces Updates to its Board of Directors

HOUSTON – December 10, 2024 – Corebridge Financial, Inc. (NYSE: CRBG) today announced updates to its Board of Directors.

Peter Zaffino, Chairman & Chief Executive Officer of American International Group, Inc. (AIG), will step down as Chairman of the Board of Corebridge Financial after serving in this role since November 2021.

Alan Colberg has been elected to succeed Mr. Zaffino as Chair of the Board of Directors. Mr. Colberg has served on the Corebridge Financial Board of Directors since September 2022 and was appointed Lead Independent Director earlier this year. Mr. Colberg previously served as the Chief Executive Officer and Director of Assurant, Inc. from January 2015 until his retirement in January 2022.

In addition, Jon Gray, President and Chief Operating Officer of Blackstone Inc., will step down as a member of Corebridge Financial’s Board of Directors. Gilles Dellaert, Global Head of Blackstone Credit and Insurance (BXCI), has been appointed to Corebridge Financial’s Board of Directors. Prior to his current role, Mr. Dellaert served as the Global Head of Blackstone Insurance Solutions.

Following Nippon Life Insurance Company’s acquisition of a 21.6% equity interest in Corebridge Financial from AIG, which closed on December 9, 2024, Minoru Kimura has been elected to Corebridge Financial’s Board of Directors. Mr. Kimura currently serves as Managing Executive Officer and Head of Global Business at Nippon Life Insurance Company. In this role he oversees the management of all Nippon Life businesses outside of Japan.

“We welcome our newest Board members, Minoru Kimura and Gilles Dellaert,” said Alan Colberg, Chair of the Board of Corebridge Financial. “Since its IPO, Corebridge has executed against its strategy, delivered strong financial performance and generated substantial value for shareholders. The company has built a strong foundation and remains well positioned to continue delivering for its customers, distribution partners and employees.”

AIG executives Sabra Purtill and Mia Tarpey are also stepping down from the Corebridge Financial Board. With these changes, the Corebridge Financial Board of Directors will consist of 11 members.

# # #

Exhibit 99.1
About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $410 billion in assets under management and administration as of September 30, 2024, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn, YouTube and Instagram.

Contacts
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Matt Ward (Media): media.contact@corebridgefinancial.com